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                                                                    EXHIBIT 4.3


                          SUBSCRIPTION AGENT AGREEMENT

         THIS AGREEMENT is entered into as of __________________, 2000 by and between M-tron Industries, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company as the "Subscription Agent."

         WHEREAS, the Company is a wholly-owned indirect subsidiary of Lynch Corporation, an Indiana corporation ("Lynch"); and

         WHEREAS, the Company intends to issue to holders of Lynch's common stock as of ____________, 2000, rights ("Rights") to purchase one share of Class A common stock, par value $0.01 per share, of the Company (the "Common Shares") for each one and one-half Rights held; and

         WHEREAS, the Company desires the Subscription Agent to act on the Company's behalf, and the Subscription Agent is willing so to act, in connection with the issuance, distribution and transfer of the Rights, collection of funds from Rights holders exercising Rights, and issuance and delivery of Common Shares upon the exercise of the Rights.

         NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms have the following terms have the following meanings:

                  (a) "Basic Rights" means the right of Registered Holders to subscribe for and purchase Common Shares through the exercise of Rights at the rate of one Common Share for each one and one-half Rights held.

                  (b) "Common Shares" shall have the meaning assigned to that term in the third paragraph of this Agreement.

                  (c) "Company" shall have the meaning assigned to that term in the first paragraph of this Agreement.

                  (d) "Excluded Holder" means a Record Date Shareholder having an address in the States of Minnesota, _____________, or
__________________.

                  (e) "Expiration Date" means _____________, 2000 or such other date as the Company may determine.


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                  (f)      "Foreign Holder" means a Record Date Shareholder
having an address outside of the United States of America (including the District of Columbia, territories and possessions) or having an A.P.O. or F.P.O. address, as shown on the stock transfer books of Lynch.

                  (g)      "Initial Issue Date" means _____________, 2000.

                  (h) "Lynch" shall have the meaning assigned to that term in the second paragraph of this Agreement.

                  (i) "Offering Period" means the period commencing on ____________, 2000 and ending at 5:00 p.m. Eastern Standard Time on the Expiration Date, unless extended by the Company.

                  (j) "Over-subscription Rights" means the right of Record Date Shareholders who fully exercise their Basic Rights to subscribe for and purchase, subject to certain limitations and subject to allocation, any Common Shares not acquired by other holders of Rights through the exercise of such Basic Rights.

                  (k) "Prospectus" means the Company's prospectus, dated ____________, 2000, pertaining to the Rights and Common Shares, as the same may from time to time be supplemented or amended.

                  (l)      "Record Date" means ______________, 2000.

                  (m) "Record Date Shareholder" means a holder of record of Lynch common stock on the Record Date.

                  (n) "Registered Holder" means each person in whose name a Subscription Certificate shall be registered on the books maintained by the Subscription Agent.

                  (o) "Rights" shall have the meaning assigned to that term in the third paragraph of this Agreement.

                  (p) "Subscription Agent" means American Stock Transfer & Trust Company.

                  (q) "Subscription Certificate" means the certificate evidencing the Rights.

                  (r)      "Subscription Price" means $5.00 per share.

         2. FORM OF SUBSCRIPTION CERTIFICATES. Each Subscription Certificate shall be signed by duly authorized officers of the Company, dated the date of issue (whether upon original issuance or in lieu of transferred, exchanged, mutilated, destroyed, lost or stolen Subscription Certificates) and countersigned by the Subscription Agent. All signatures may be facsimile signatures.


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         3.       ISSUANCE OF SUBSCRIPTION CERTIFICATES. The Subscription
Agent shall issue and deliver (by first class United States mail, postage prepaid) to each Record Date Shareholder (other than Foreign Holders) certificates evidencing one Right per share of Lynch common stock owned of record by such Record Date Shareholder on the Record Date. No Subscription Certificates shall be issued before or after the Offering Period. All Subscription Certificates surrendered to the Subscription Agent for transfer or upon exercise shall be canceled by the Subscription Agent and thereafter shall be retained by the Subscription Agent for a period of not less than six years or such shorter period of time as the Company may permit. Upon expiration of the retention period, the canceled Subscription Certificates shall be delivered to the Company or destroyed by the Subscription Agent, as directed by the Company.

         4. FOREIGN AND EXCLUDED HOLDERS. (a) The Subscription Agent shall refrain from delivering Subscription Certificates to Foreign Holders, and instead shall deliver (by first class United States mail, postage prepaid) to each Foreign Holder a special notice to international holders in the form provided by the Company and an International Holder Transfer Form in the form provided by the Company. The Subscription Agent shall hold the Subscription Certificates for the account of Foreign Holders subject to any such Foreign Holder making satisfactory arrangements with the Subscription Agent for the transfer of the Rights evidenced thereby, and shall follow the instructions of any such Foreign Holder for the transfer of such Rights if such instructions are received prior to the Expiration Date.

                  (b) The Subscription Agent shall refrain from delivering Subscription Certificates to Excluded Holders, and instead shall deliver (by first class United States mail, postage prepaid) to each Excluded Holder a special notice to Excluded Holders in the form provided by the Company and an Excluded Holder Transfer Form in the form provided by the Company. The Subscription Agent shall hold the Subscription Certificates for the account of Excluded Holders subject to any such Excluded Holder making satisfactory arrangements with the Subscription Agent for the transfer of the Rights evidenced thereby, and shall follow the instructions of any such Excluded Holder with respect to the transfer of such Rights if such instructions are received prior to the Expiration Date.

         5. DELIVERY OF PROSPECTUS AND OTHER DOCUMENTS. The Subscription Agent shall deliver, along with originally issued Subscription Certificates, International Holder Transfer Forms or Excluded Holder Transfer Forms (as appropriate) and Subscription Certificates, issued upon transfer, a Prospectus, a letter from the Company to all Registered Holders, a return envelope addressed to the Subscription Agent, and such other documents and information as the Company may provide. The Subscription Agent shall also provide copies of the Prospectus and other documents prepared by the Company to other persons upon request.

                  (a) The Company will provide the Subscription Agent with such number of Prospectuses and such other documents as may be required to allow the Subscription Agent to fulfill its obligations hereunder.


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                  (b) The Subscription Agent shall prepare and provide such
number of Subscription Certificates as may be required to distribute to Registered Holders, and to replace lost, destroyed, mutilated or stolen Subscription Certificates. The Company shall reimburse the Subscription Agent for its reasonable expenses incurred in connection with the preparation of the Subscription Certificates.

                  (c) The Company has provided to the Subscription Agent a form of special notice to Foreign Holders, which shall be delivered only to Foreign Holders, along with the Prospectus.

                  (d) The Company has provided to the Subscription Agent a form of special notice to Excluded Holders, which shall be delivered only to Excluded Holders, along with the Prospectus.

                  (e) The Company has provided to the Subscription Agent the following documents that the Subscription Agent shall deliver to brokers, dealers, commercial banks, trust companies and other nominee holders of Subscription Certificates: (i) a letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees; (ii) a letter to the clients of nominee holders described in clause (i); (iii) a Notice of Guaranteed Delivery; (iv) a Nominee Holder Over-subscription Exercise Form and (v) a Nominee Holder Certification.

         6. TRANSFERS. Subscription Certificates may be split-up, combined, or exchanged at any time during the Offering Period for other Subscription Certificates evidencing a like number of Rights to be issued to the Registered Holder. Any Registered Holder desiring to split-up, combine, or exchange one or more Subscription Certificates shall make such request in writing delivered to the Subscription Agent and shall surrender with such written request properly endorsed Subscription Certificates to be so split-up, combined or exchanged. If required, all signatures on Subscription Certificates must be guaranteed by a financial institution that is a participant in a recognized signature guarantee program. Upon any such split-up, combination or exchange of a Subscription Certificate, the Subscription Agent shall countersign and deliver to the Registered Holder a Subscription Certificate or Subscription Certificates as so requested.

         7. EXERCISE. Rights may be exercised at any time during the Offering Period upon the terms and conditions set forth in the Prospectus and in this Agreement.

                  (a) Rights may be exercised by completing and executing the exercise portion of the Subscription Certificate and delivering it to the Subscription Agent along with payment of the Subscription Price for the aggregate number of Common Shares subscribed prior to 5:00 p.m. Eastern Standard Time on the Expiration Date.

                  (b) A subscription will be accepted by the Subscription Agent if, prior to 5:00 p.m. Eastern Standard Time on the Expiration Date, the Subscription Agent has received full payment for the Common Shares and a notice of guaranteed delivery guaranteeing delivery of a properly completed and executed Subscription Certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Subscription Certificate


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is received by the Subscription Agent by the close of business on the third business day after the Expiration Date.

                  (c) The Subscription Price shall be paid in United States dollars, by: (i) bank draft drawn upon a United States bank or a postal, telegraphic or express money order payable to the Subscription Agent or (ii) wire transfer of funds to the account maintained by the Subscription Agent for such purpose: ___________________ Bank, ABA No. ____________, A/C
__________________.

                  (d) Once a Registered Holder has exercised Rights, such exercise may not be revoked or rescinded.

                  (e) If a Registered Holder does not specify the number of Rights being exercised on the Subscription Certificate, or if the payment by the Registered Holder is not sufficient to pay the total purchase price for all of the Common Shares that the Registered Holder indicated on the Subscription Certificate, the Registered Holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment that it delivered to the Subscription Agent.

                  (f) If the Registered Holder's payment exceeds the Subscription Price for all the Rights shown on its Subscription Certificate, its payment will be applied, until depleted, to subscribe for Common Shares in the following order: (i) to subscribe for the number of Common Shares, if any, that such Registered Holder indicated on the Subscription Certificate that it wished to purchase through its Basic Rights; (ii) to subscribe for Common Shares until its Basic Rights have been fully exercised and (iii) to subscribe for additional Common Shares pursuant to such Registered Holder's Over-subscription Rights. Any excess payment remaining after the foregoing allocation will be returned to the Registered Holder as soon as practicable by mail, without interest or deduction.

         8. OVER-SUBSCRIPTION RIGHTS. Common Shares not sold by the Company through the exercise of Basic Rights will be offered, by means of Over-subscription Rights, to the Registered Holders who have exercised all of their Basic Rights. Registered Holders such as broker-dealers, banks, and other professional intermediaries who hold shares on behalf of clients, may participate in exercising the Over-subscription Rights for the client if the client fully exercises all Basic Rights.

         All subscriptions pursuant to the exercise of Over-subscription Rights will be fulfilled out of the Common Shares not required to satisfy the Basic Rights which are exercised. If the Common Shares are not sufficient to satisfy all subscriptions pursuant to the Over-subscription Rights, the available Common Shares will be allotted PRO RATA among those Registered Holders who exercised the Over-subscription Rights; provided, however, that if such PRO RATA allocation results in any Registered Holder being allocated a greater number of Common Shares than such Registered Holder subscribed for pursuant to the exercise of such Registered Holder's Over-subscription Rights, then such Registered Holder will be allocated only such number of Common Shares as such Registered Holder subscribed for and the remaining Common Shares will be allocated among all other Registered Holders exercising Over-subscription Rights; provided further, however, that if all


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available shares are not so allocated, the remaining available shares will be allocated among those Registered Holders of Rights whose exercise of Over-subscription Rights has not been fully satisfied, again based on the number of rights evidenced by such Registered Holders' respective
Subscription Certificates.

         9. POWER OF ATTORNEY. The Company hereby constitutes and appoints the Subscription Agent as the Company's true and lawful attorney in-fact, with full power in such capacity to endorse, deposit, negotiate, and invest on behalf and for the account of the Company any checks, draft, wire transfers or other payments received by the Subscription Agent as a payment of the Subscription Price upon the exercise of Basic Rights and Over-subscription Rights.

         10.      ESCROW AND INVESTMENT FUNDS.  The Subscription Agent shall:

                  (a) Maintain a record of the date and amount of each payment of the Subscription Price received upon the exercise of Rights (including Basic Rights and Over-subscription Rights) and the name and address of the Registered Holder by whom or on whose behalf such payment was made.

                  (b) Aggregate all payments received upon the exercise of Basic Rights and deposit such payments in one or more interest bearing bank accounts, or invest such payments in Treasury bills or other investments designated by the Company, as soon as practicable after receipt of such payments.

                  (c) Aggregate all payments received upon the exercise of Over-subscription Rights and deposit such payments in one or more interest bearing bank accounts, or invest such payments in Treasury bills or other investments designated by the Company, as soon as practicable after receipt of such payments.

                  (d) Retain the first $2,000.00 in interest paid in respect of the bank accounts or other investments described in (b) and (c) above (in addition to compensation for its services pursuant to Section 19) and pay to the Company, in accordance with the provisions of Section 11, below, an amount equal to all such interest in excess of $2,000.00.

                  (e) Keep payments received upon the exercise of Basic Rights separate from payments received upon the exercise of the Over-subscription Rights.

                  (f) Keep all funds deposited and invested in accounts in the name of the Company.

                  (g) Return as promptly as practicable to the Registered Holder who made such payment, any payment of the Subscription Price not accepted by the Company for any reason.


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         11.      PAYMENT OF FUNDS TO THE COMPANY. Funds representing payment of the Subscription Price for the exercise of Basic Rights and Over-subscription Rights shall be paid to the Company by wire transfer to such account and according to such instructions as the Company may deliver to the Subscription Agent in writing. Such wire transfers of funds to the Company shall be made within __ business days after the consummation of the Offering and issuance of certificates for Common Shares to the subscribing Registered Holders.

         12. REPORTS. The Subscription Agent shall deliver daily to the Company a written report showing the following: (i) the number of Basic Rights and Over-subscription Rights exercised on such day, and the aggregate number of Basic Rights and Over-subscription Rights exercised through such date; (ii) the amount of funds received on such day in payment of the Subscription Price for the exercise of Basic Rights and Over-subscription Rights, and the aggregate amount of funds on deposit or invested for the account of the Company from payment of the Subscription Price for the exercise of the Basic Rights and Over-subscription Rights through such date; and (iii) the number of Common Shares subscribed for on such day pursuant to the Basic Rights and Over-subscription Rights, and the aggregate number of Common Shares subscribed for through such date pursuant to the Basic Rights and Over-subscription Rights.

         13. ISSUANCE OF COMMON SHARES. The Subscription Agent shall deliver certificates for Common Shares duly subscribed for pursuant to the Basic Rights and the Over-subscription Rights to the Registered Holders as soon as practicable after the Expiration Date provided that the Company shall have provided such certificates for Common Shares to the Subscription Agent.

         14. VALIDITY AND FORM OF SUBSCRIPTIONS. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or may permit any defect or irregularity to be corrected, within such time as the Company may determine, or the Company may reject, in whole or in part, the purported exercise of any Right. Neither the Company nor the Subscription Agent will be under any duty or obligation to give any notification or to permit the cure of any defect or irregularity in connection with the submission of any Subscription Certificate, the exercise or attempt to exercise any Right, or the payment of the Subscription Price. Subscriptions through the exercise of Rights will not be deemed to have been received or accepted by the Company until all irregularities or defects have been waived by the Company or cured to the satisfaction of, and within the time allotted by, the Company in its sole discretion. The Subscription Agent will promptly notify the Company in writing of all defects in the exercise of any Rights. Subscription Certificates and funds received by the Subscription Agent that are not properly executed or submitted, and as to which all irregularities have not been timely waived or cured, shall be returned by the Subscription Agent to the Registered Holder who submitted such Subscription Certificate and/or payment.

         15. AMENDMENT, EXTENSION OR TERMINATION OF THE RIGHTS OFFER. The Company reserves the right, in its sole discretion, to: (a) terminate the offer of Common Shares through the Rights prior to delivery of the Common Shares for which Registered Holders have subscribed pursuant to the


                                       -7-

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exercise of Rights; (b) extend the Expiration Date to a later date; or (c)
amend or modify the terms of the Rights. If the Company amends the terms of the Rights, an amended Prospectus will be distributed to holders of record of Rights and to holders of Rights who have previously exercised Rights. All holders of Rights who exercised their Rights prior to such amendment or within four business days after the mailing of the amended Prospectus will be given the opportunity to confirm the exercise of their Rights by executing and delivering a consent form on or prior to the Expiration Date, as the same may be extended or amended.

         16. LOSS OR MUTILATION. Upon receipt by the Company and the Subscription Agent of evidence, satisfactory to them, of the ownership and loss, theft, destruction or mutilation of any Subscription Certificate, and in the case of loss, theft or destruction, receipt of indemnity satisfactory to the Company and the Subscription Agent, and in the case of mutilation upon surrender and cancellation of the mutilated Subscription Certificate, the Subscription Agent shall deliver in place of such lost, stolen, destroyed or mutilated Subscription Certificate a new Subscription Certificate representing an equal aggregate number of Rights. Registered Holders requesting such substitute Subscription Certificates shall also comply with such other reasonable regulations, requirements or requests, and shall pay such reasonable charges, as the Company or the Subscription Agent may prescribe.

         17. LIABILITY OF SUBSCRIPTION AGENT. The Subscription Agent shall not, by issuing and delivering Subscription Certificates or stock certificates evidencing Common Shares, or receiving or holding funds for the benefit of the Company, or by any other act under this Agreement, be deemed to make any representations as to the validity or value or authorization of the Subscription Certificates or the Rights represented thereby or the Common Shares issued upon the exercise of Rights, or whether the Common Shares issued upon the exercise of Rights are fully paid and nonassessable. The Subscription Agent shall not be: (i) liable for any statement of fact made or contained in this Agreement or in the Prospectus or in any documents prepared by the Company in connection with the offer of Common Shares through the Rights; (ii) liable for any action taken, suffered or omitted by it in reliance upon any Subscription Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties; (iii) responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Subscription Certificates; or (iv) liable for any act or omission in connection with the performance of its duties, obligations, covenants and agreements under this Agreement, except for the Subscription Agent's own negligence, willful breach or misconduct.

         18. INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Subscription Agent from and against any and all losses, expenses and liabilities, including judgments, costs and reasonable attorneys' fees, arising out of any act or omission of the Subscription Agent in the execution or performance of its duties, obligations, covenants and agreements under this Agreement, except for the Subscription Agent's own negligence, willful breach or misconduct.


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         19.      COMPENSATION FOR SERVICES. In addition to the retention of interest payments described in Section 10(d), above, the Company shall pay the Subscription Agent a fee of $7,500.00 for all services rendered by the Subscription Agent under this Agreement, and shall reimburse the Subscription Agent for all reasonable out-of-pocket expenses incurred in performing its duties under this Agreement.

         20. AMENDMENT; MODIFICATION; WAIVER. This Agreement may be amended, waived, discharged or terminated in whole or in part only by a written instrument signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. Notwithstanding the immediately preceding sentence, the parties shall supplement or amend this Agreement to conform to any amendments or changes that the Company may make to the terms and conditions of the Rights and the offer of the Common Shares through the Rights.

         21. NOTICES. All notices under this Agreement shall be in writing and shall be sent by telecopier with a confirming copy sent by United States mail, first class postage prepaid, or by air courier, delivery charges prepaid, to a Registered Holder at the address shown on the registry books maintained by the Subscription Agent, or to the parties at the following telecopier numbers and addresses:

To the Company:

                           M-tron Industries, Inc.
                           c/o Lynch Corporation
                           401 Theodore Fremd Avenue
                           Rye, New York 10580
                           Telecopier: (914) 921-6410
                           Telephone: (914) 921-7601
                           Attention: Robert A. Hurwich, Secretary

To the Subscription Agent:

                           American Stock Transfer & Trust Company
                           59 Maiden Lane
                           New York, New York 10038
                           Telecopier: (718) 331-1852
                           Telephone: (718) 921-8209
                           Attention: Herbert J. Lemmer

         A notice sent by mail shall be deemed delivered on the fourth day after deposit in the United States mail, postage prepaid and addressed as aforesaid. Any party may change its address or telecopier number for notice by giving notice to the other party in the manner provided in this Section.


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         22.      DELAYS OR OMISSIONS. No delay or omission to exercise any
right, power or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy; nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character, on the part of any party, of any breach or default under this Agreement, or any waiver, on the part of any party, of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law and otherwise afforded to any party, shall be cumulative and not alternative.

         23. UNENFORCEABLE PROVISIONS. If all or part of any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect any other provisions, and this Agreement shall be equitably construed as if it did not contain the invalid, illegal or unenforceable provision.

         24. GENDER. Whenever appropriate in this Agreement, terms in the singular form shall include the plural (and vice versa) and any gender form shall include all others.

         25. SECTION HEADINGS. Section headings are for the convenience of the parties and do not form a part of this Agreement.

         26. BINDING EFFECT; PARTIES. This Agreement shall be binding on the Company, the Subscription Agent and their respective successors and assigns; and nothing in this Agreement shall confer upon any other person or entity any right, remedy or claim, or impose upon any other person any duty, liability or obligation.

         27. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      M-TRON INDUSTRIES, INC.


                                      By: _______________________________
                                          Name:
                                          Title:



                                       AMERICAN STOCK TRANSFER & TRUST COMPANY


                                       By: _______________________________
                                           Name:
                                           Title:


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